SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[x]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                            Genta Incorporated
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             (Name of Registrant as Specified In Its Charter)

                                   N/A
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 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]    No fee required

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       1)  Title of each class of securities to which transaction applies:

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       2)  Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------


       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------


       4)  Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------


       5)  Total fee paid:

           ---------------------------------------------------------------------

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:

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       2)  Form, Schedule or Registration Statement No.:

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       3)  Filing Party:

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       4)  Date Filed:

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

                              [Company Logo]


                        3550 GENERAL ATOMICS COURT
                           SAN DIEGO, CA 92121
                              (619) 455-2700

                                                        February __, 1997


Dear Stockholder:

    You are cordially invited to attend the Meeting of Stockholders which will be held on March ___, 1997, at 11:00 a.m., at the Sheraton Grande Hotel, 10950 North Torrey Pines Road, La Jolla, California.

    The formal notice of the Meeting and the Proxy Statement have been made a part of this invitation.

    After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the prepaid envelope addressed to First Interstate Bank of California, our agent, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE MEETING IN PERSON.

    A copy of the Company's Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A, is enclosed.

    The Board of Directors and Management look forward to seeing you at the meeting.

                                           Sincerely yours,



                                           Thomas H. Adams
                                           Chairman of the Board and
                                           Chief Executive Officer

                            GENTA INCORPORATED

                               ------------

                    NOTICE OF MEETING OF STOCKHOLDERS
                        TO BE HELD MARCH __, 1997

                               ------------

    The Meeting of Stockholders of Genta Incorporated (the "Company") will be held at the Sheraton Grande Hotel, 10950 North Torrey Pines Road, La Jolla, California, on March __, 1997 at 11:00 a.m., for the following purposes:

    1.  To elect ___ Class III directors.

    2. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to effectuate a one for seven reverse stock split (if approved each seven shares of outstanding Common Stock will be converted into one share of Common Stock and the conversion ratios of the outstanding shares of Preferred Stock will be commensurately adjusted) while maintaining the authorized number of shares of Common Stock of the Company at _______________.

    3. To transact such other business as may properly come before the Meeting and any adjournment of the Meeting.

    The Board of Directors has fixed the close of business on February __, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available at the Assistant Secretary's office, 3550 General Atomics Court, San Diego, California, for ten days before the meeting.

February __, 1997                     By Order of the Board of Directors,



                                      Thomas H. Adams
                                      Chairman of the Board and
                                      Chief Executive Officer

   IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND IN PERSON, PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                            GENTA INCORPORATED

                               ------------

                             PROXY STATEMENT

                               ------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Genta Incorporated, a Delaware corporation (the "Company"), of proxies in the accompanying form to be used at the Meeting of Stockholders to be held at the Sheraton Grande Hotel, 10950 North Torrey Pines Road, La Jolla, California, on March __, 1997 and any adjournment thereof (the "Stockholders' Meeting"). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Stockholders' Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Stockholders' Meeting. On the matters coming before the Stockholders' Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the ___ nominees for Class III director listed in this Proxy Statement and FOR the approval of Proposal 2 described in this Proxy Statement.

    Stockholders of record of the Company's Common Stock (the "Common Stock")
at the close of business on February   , 1997 are entitled to notice of and
to vote at the Stockholders' Meeting. As of the close of business on such date, the Company had 39,991,626 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date. As of the close of business on
February    , 1997, the Company also had 528,100 shares of Series A
Convertible Preferred Stock (the "Series A Preferred Stock") and 1,424 shares of Series C Convertible Preferred Stock ("the Series C Preferred Stock") outstanding and entitled to notice of the Stockholders' Meeting. Holders of the Series A and Series C Preferred Stock are not entitled to vote at the Stockholders' Meeting.

    Directors are elected by a plurality vote of shares present in person or represented by proxy and entitled to vote on the election of directors. Proposal 2 will be decided by the affirmative vote of a majority of shares of outstanding Common Stock. Any other matters submitted for stockholder approval at this Stockholders' Meeting will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. Broker non-votes and other circumstances in which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

    The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock and Series A and Series C Preferred Stock.

    This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about __________, 1997.



                                IMPORTANT

    PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE STOCKHOLDERS' MEETING OR NOT, YOUR SHARES OF COMMON STOCK CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE STOCKHOLDERS' MEETING.

                          ELECTION OF DIRECTORS

    The Company has three classes of directors serving staggered three-year terms. Class I and Class II consist of two directors and Class III consists of three directors. Currently, there is one director vacancy in Class II and two director vacancies in Class III. _____ Class III directors are to be elected at the Stockholders' Meeting for a term of three years expiring at the Stockholders' Meeting in 2000 or until each such directors' successors shall have been elected and qualified. The other directors of the Company will continue in office for their existing terms, which expire in 1998 and 1999 for Class I and Class II directors, respectively.

    Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of Robert E. Klem, Ph.D, who is currently a member of the Board of Directors of the Company, and __________ as Class III Directors. In the event such nominee becomes unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such person as the Board of Directors may select. The Board of Directors has no reason to believe that such nominee will be unable or unwilling to serve.

    The Board of Directors has not nominated anyone to fill the ____ Class ____ Director vacancies, while the Company pursues various restructuring options. Proxies cannot be voted for more than one Class III Director.

    Set forth below is information regarding the nominees for Class III directors and the continuing directors of Class I and Class II, including information furnished by them as to their principal occupations at present and for the past five years, certain directorships held by each, their ages as of __________, 1997 and the year in which each became a director of the Company.

    Name                                                                 Age
    ----                                                                 ---

      CLASS III

Robert E. Klem, Ph.D.  . . . . . . . . . . . . . . . . . . . . . . . . . . 52

Dr. Klem has been a director of the Company since February 1991 and a Vice President of the Company since October 1991. Dr. Klem co-founded JBL Scientific, Inc. ("JBL"), a wholly owned subsidiary of the Company, in 1973 and, since then, has been Chairman of the Board and Chief Technical Officer of JBL with responsibility for research, development and marketing activities. Previously, Dr. Klem was the Plant Manager for E.I. DuPont in Victoria, Texas from 1970 to 1974. Dr. Klem received his Ph.D. in Organic Chemistry from the University of California at Riverside.

      CLASS I

Thomas H. Adams, Ph.D. . . . . . . . . . . . . . . . . . . . . . . . . . . 53

Dr. Adams was the founder of the Company and has been Chairman of the Board and Chief Executive Officer of the Company since February 1989. He previously served as Chairman of the Board and Chief Executive Officer of Gen-Probe Incorporated ("Gen-Probe"), which he co-founded in 1984. Prior to joining Gen-Probe, he held the positions of Senior Vice President of Research & Development and Chief Technical Officer at Hybritech Incorporated ("Hybritech"), a leading monoclonal antibody products company which was acquired by Eli Lilly and Company in 1986. He had previously held senior scientific management positions with Technicon Instruments Corp., the Hyland Laboratories Division of Baxter Travenol, and DuPont. Dr. Adams is a director of Life Technologies, Inc., La Jolla Pharmaceutical Company and three private biotechnology firms, all life science companies. He received his Ph.D. in Biochemistry from the University of California at Riverside.

Sharon B. Webster, Ph.D.   . . . . . . . . . . . . . . . . . . . . . . . .  59

Dr. Webster has been a director of the Company since February 1989. She has been President, Chief Executive Officer, Chairman of the Board and Managing Director of A. A. Global, Inc., a consulting firm, since 1989. From 1988 to 1989 she was a financial consultant at Shearson Lehman Hutton Inc. From 1983 to 1988 Dr. Webster was an investment banker and account executive at Johnston, Lemen & Co. Inc. She received her Ph.D. in International Political and Economic Relations from the University of Virginia.

    Name                                                                 Age
    ----                                                                 ---

      CLASS II

Paul O.P. Ts'o, Ph.D.  . . . . . . . . . . . . . . . . . . . . . . . . . .  67

Dr. Ts'o has been a director of the Company since its inception in February 1988. Dr. Ts'o is currently Professor of Biophysics, Department of Biochemistry at The Johns Hopkins University. Dr. Ts'o has been a professor at Johns Hopkins since 1967, and was Director of the Division of Biophysics from 1973 to 1990. He received his Ph.D. from the California Institute of Technology.

      The Board of Directors held ten meetings during the year ended December 31, 1995. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve.

      The Board of Directors has appointed an Executive Committee, a Compensation Committee, a Stock Plan Committee, and an Audit Committee. The Company does not have a standing Nominating Committee.

      The members of the Executive Committee are Thomas H. Adams and ____________. The Executive Committee held three meetings during 1995. Subject to the ultimate direction and control of the Board of Directors, the Executive Committee's function is to exercise, with certain exceptions, all of the powers and authority of the Board in the management of the business and affairs of the Company.

      The member of the Stock Plan Committee is ____________. The Stock Plan Committee held one meeting during 1995. The Stock Plan Committee's functions are to supervise the administration of, and grant options under, the 1991 Stock Plan of Genta Incorporated (the "1991 Stock Plan").

      The members of the Compensation Committee are Thomas H. Adams and ____________. The Compensation Committee did not hold any meetings during 1995. The Compensation Committee's functions are to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of the Company.

      The members of the Audit Committee are Thomas H. Adams,
 and               .  The Audit Committee did not hold any meetings during
1995. The Audit Committee's functions are to review the scope of the annual audit, monitor the independent auditor's relationship with the Company, advise and assist the Board of Directors in evaluating the auditor's review, supervise the Company's financial and accounting organization and financial reporting, and nominate for stockholder approval at the annual meeting, with the approval of the Board of Directors, a firm of certified public accountants whose duty it is to audit the financial records of the Company for the fiscal year for which they are appointed.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE CLASS ____ NOMINEES FOR DIRECTOR LISTED ABOVE.

                                PROPOSAL 2

            APPROVAL FOR A ONE FOR SEVEN REVERSE SPLIT OF THE
                    COMPANY'S OUTSTANDING COMMON STOCK

      The Company's Board of Directors has unanimously approved and recommended that the stockholders of the Company approve an amendment to the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation") to effect a one for seven reverse split of the Company's outstanding Common Stock. Under the terms of the proposed amendment the Company's authorized shares of Common Stock would remain at ___________.

      The text of the proposed amendment to the Company's Certificate of Incorporation to effect the reverse split is set forth in Exhibit A to this Proxy Statement. As of February 12, 1997 there were (i) 39,991,626 shares of Common Stock outstanding, with 2,459,850 shares reserved for issuance pursuant to the Company's Stock Plans; (ii) 528,100 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock"), par value $.001 per share; (iii) 1,424 shares of Series C Convertible Preferred Stock ("Series C Preferred Stock"), par value $.001 per share; and (iv) warrants to purchase 1,557,685 shares of Common Stock, with 1,557,685 shares of Common Stock reserved for issuance upon exercise of warrants. As of February 12, 1997, there were 9,949,567 and 2,689,012 shares of Common Stock reserved for issuance upon the conversion of the Company's Series A Preferred Stock and Series C Preferred Stock, respectively. In addition, there were 8,517,742 shares of Common Stock reserved for issuance for payment of a dividend on the Series A Preferred Stock, payable September 23, 1997, and 122,100 shares of Common Stock reserved for issuance upon conversion of the 4% Convertible Debentures due August 1, 1997. Further, there were 600,000 shares of Series D Preferred Stock reserved for issuance upon conversion of a $3,000,000 Senior Secured Convertible Bridge Notes (the "Bridge Notes") and 20,000,000 shares of Common Stock reserved for issuance upon conversion of the Series D Preferred Stock. The Bridge Notes issued by the Company to certain investors are initially convertible (a) into Series D Preferred Stock, which is in turn convertible into an aggregate of 20,000,000 shares of Common Stock, and (b) upon an event of default into 300,000,000 shares of Common Stock, in both instances subject to antidilution adjustments. Additionally, five-year warrants issued in connection with the sale of the Bridge Notes are exercisable immediately into an aggregate of 20,000,000 shares of Common Stock, subject to antidilution adjustment.

      Since _______________, 1996 the Company's Common Stock has ben trading at less than $1.00 per share. Effective February 7, 1997 the Company's
Common Stock was removed from the Nasdaq National Market and began trading on the Nasdaq Small Cap Market under a conditional exemption. In order to maintain its listing on the Nasdaq Small Cap Market the Company has committed, among other things, to accomplish a reverse split of its Common Stock sufficient to achieve a minimum bid price of its Common Stock of $1.50 per share on or before April 7, 1997. The Company is also obligated to maintain a minimum bid price of $1.50 per share for the ten consecutive trading days following such reverse stock split. If the Company's Common Stock does not achieve a minimum bid price of at least $1.50 per share by April 7, 1997, or does not maintain a minimum bid price of at least $1.50 per share for a period of ten consecutive days immediately following the reverse stock split, the Nasdaq Stock Market has indicated that the Company's Common Stock will be delisted from the Nasdaq Stock Market. In addition, the proposed reverse split will enable the Company to reserve adequate amounts of Common Stock to meet its dividend obligations with respect to the Series A and Series C Preferred Stockholders, if the Company is permitted to pay dividends on such shares under Delaware corporate law. Further to the above described uses, the additional authorized shares could be used for any proper corporate purpose approved by the Company as described below under "Advantages." These shares of Common Stock, if the amendment is approved, could be issued without further stockholder approval except as required by Delaware law and the rules of the Nasdaq Stock Market. The Company's stockholders do not have any preemptive rights to acquire Common Stock. The Board of Directors does not intend to issue any Common Stock except on terms which it deems to be in the best interest of the Company and its stockholders.

      The Company is in discussions concerning various capital raising or restructuring alternatives. Several of such alternatives would require the issuance of additional shares of the Company's capital stock. If this proposal is approved, it may facilitate the Company's ability to enter into such a transaction.

      If this proposal is approved, the Certificate of Incorporation will be amended in the form attached hereto as Exhibit A.

ADVANTAGES

      The reverse split and consequent increase in the price of the Company's Common Stock may allow the Company to meet one of the Nasdaq Stock Market's listing requirements and thus may enable the company to maintain its listing on the Nasdaq Small Cap Market. The increased available capital may also potentially provide the Company with the flexibility to issue additional shares in connection with future financings or restructurings. However, there can be no assurance that the Company will be able to consummate any such financing or restructuring. Additional shares could also be used for employee benefit plans or in connection with acquisitions by the Company. In addition, additional shares may permit the issuance of warrants by the Company in special purpose financings.

DISADVANTAGES

      Although a proposal to increase the authorized capital stock of a company may be construed as having an anti-takeover effect, neither the Board of Directors nor the management of the Company views this proposal in that perspective. However, the Company could use the additional shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by, for example, privately placing shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid.
In addition, shares of Common Stock may be issued in the event that the rights issued in connection with the Company's Stockholder Rights Plan are exercised. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the By-Laws or certain provisions of the Certificate of Incorporation would not receive the requisite vote required. Such uses of the Common Stock, could render more difficult or discourage an attempt to acquire control of the Company, if such transaction were opposed by the Board of Directors. Further, subject to stockholder approval requirements of the Nasdaq SmallCap Market and Delaware law, the additional authorized shares not otherwise required to meet the Company's obligations under its Certificate of Incorporation could be issued by the Company without further stockholder approval which would result in further dilution to the holders of Common Stock. The Bridge Notes issued by the Company to certain investors are initially convertible (a) into Series D Preferred Stock, which is in turn convertible into an aggregate of 20,000,000 shares of Common Stock, and (b) upon an event of default into 300,000,000 shares of Common Stock, in both instances subject to anti-dilution adjustments. Additionally, five-year warrants issued in connection with the sale of the Bridge Notes are exercisable immediately into an aggregate of 20,000,000 shares of Common Stock, subject to antidilution adjustment, subject to antidilution adjustments. Company has no agreements or commitments with respect to its authorized but unissued shares, except in connection with the redemption and conversion of the Company's Preferred Stock, the conversion of the Bridge Notes and the issuance of Common Stock dividends to holders of Preferred Stock and the issuance of Common Stock upon exercise of options and warrants.

REQUIRED VOTE

      In order to be adopted, this proposal must receive the affirmative vote of holders holding a majority of the outstanding shares of Common Stock.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.



       STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth information as of _______________, 1996 as to shares of Common Stock beneficially owned by (i) the Company's directors, (ii) the Company's executive officers named in the Summary Compensation Table set forth herein, (iii) the directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock of the Company. As of _______________, 1997, each share of Series A Preferred Stock was convertible at the option of the holder, unless previously redeemed, into [_____] shares of Common Stock.
Each share of Series C Preferred Stock will be convertible into that number of shares of Common Stock determined by dividing the sum of $1,000 plus accrued dividends on each share of Series C Preferred Stock by the conversion price of the Series C Preferred Stock. The conversion price of the Series C Preferred Stock is equal to 75% of the average of the closing bid prices of the Company's Common Stock on the Nasdaq Stock Market for a specified period. The number of shares of Common Stock issuable upon conversion of the Series
C Preferred Stock included
in the table set forth below is based upon the Nasdaq Stock Market closing bid price of the Company's Common Stock on _______________, 1997 which was $_____. Except as required by law or with respect to the creation or amendment of senior classes of preferred stock or creation of different series or classes of Common Stock, and in certain other instances, the holders of Series A and Series C Preferred Stock do not have voting rights until conversion into Common Stock. Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

                                                       Beneficial Ownership of
                                                           Common Stock
                                                       -----------------------
                                                        Number        Percent
                                                       of Shares     of Class
                                                       ---------     ---------
Institutional Venture Partners IV. . . . .                             %
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, California 94025

Jago Finance Limited . . . . . . . . . . .                (2)
  Wellington House
  17 Union Street
  St. Helier, NJ 07016

Domain Partners II, L.P. . . . . . . . . .                (3)          %
  One Palmer Square
  Princeton, New Jersey 08542

Domain Partners, L.P.. . . . . . . . . . .                (4)          %
  One Palmer Square
  Princeton, New Jersey 08542

Desai Capital Management Incorporated. . .                (5)          %
  540 Madison Avenue
  New York, New York 10022

[Kempton Investments Ltd.. . . . . . . . .                (6)          %
  1183 Finch Avenue West
  North York, M3J262
  Canada

Newsun Limited . . . . . . . . . . . . . .                (7)          %
  c/o ABN AMRO Bank
  80 Rue du Rhone
  1204 Geneva
  Switzerland

Paul O.P. Ts'o . . . . . . . . . . . . . .                (8)          %
Thomas H. Adams. . . . . . . . . . . . . .                (9)          %
Robert E. Klem . . . . . . . . . . . . . .                (10)         *
Guy Van de Winckel . . . . . . . . . . . .                --           *
Donald Picker. . . . . . . . . . . . . . .                --           *
Sharon B. Webster. . . . . . . . . . . . .                (8)          *
Zofia E. Dziewanowska. . . . . . . . . . .                (11)         *

                                                       Beneficial Ownership of
                                                           Common Stock
                                                       -----------------------
                                                        Number        Percent
                                                       of Shares     of Class
                                                       ---------     ---------

All directors and executive officers
  as a group (____ persons). . . . . . . .                (12)         %

---------------

*    Less than one percent

(1)  Includes      shares issuable upon conversion of Series C Preferred
     Stock beneficially owned by Institutional Venture Partners IV.  Also
     includes        shares of Common Stock beneficially owned by
     Institutional Venture Management IV (including       shares issuable
     upon the conversion of Series C Preferred Stock and       shares which
     may be acquired within 60 days after November 30, 1996 pursuant to the exercise of options).

(2)  Does not include         shares of Common Stock held by Jagotec AG and
           shares of Common Stock held by an affiliate of Jagotec AG.

(3)  Includes         shares issuable upon conversion of Series C Preferred
     Stock beneficially owned by Domain Partners II, L.P. ("Domain II").
     Also includes         shares of common stock currently issuable upon the
     conversion of Series A Preferred Stock and        shares issuable upon
     the exercise of warrants beneficially owned by Domain II.

(4)  Includes         shares issuable upon conversion of Series C Preferred
     Stock beneficially owned by Domain Partners, L.P. ("Domain").

(5) Desai Capital Management Incorporated ("DCMI") acts as an investment advisor to Equity-Linked Investors, L.P. ("ELI") and Equity-Linked Investors-II ("ELI-II"). Rohit M. Desai is the managing general partner of Rohit M. Desai Associates and Rohit M. Desai Associates-II, the general partners of ELI and ELI-II, respectively. Mr Desai is the sole stockholder, Chairman of the Board and President of DCMI. Includes
          shares of Common Stock currently issuable upon the conversion of
     the Series A Preferred Stock and         shares issuable upon the
     exercise of warrants beneficially owned by ELI and ELI-II.  Does not
     include       shares of Common Stock owned directly by DCMI and
     shares of Common Stock owned by an individually managed account for which DCMI provides investment advisory services. DCMI has the power to vote and dispose of the securities held of record by ELI and ELI-II and the individually managed account. DCMI and Mr. Desai each disclaim beneficial ownership of the securities held by ELI and ELI-II and the individually managed account.

[(6) Represents shares issuable upon conversion of Series C preferred stock beneficially owned by the holder.]

[(7)                                     ].

(8)  Includes         shares of Common Stock which Dr. Ts'o and Dr. Webster
     may each acquire within 60 days after November 30, 1996 pursuant to the exercise of options.

(9)  Includes         shares of Common Stock held in several trusts for Dr.
     Adams' children, as to which Dr. Adams has shared voting and investment
     power.  Also includes          shares of Common Stock which may be
     acquired within 60 days after November 30, 1996 pursuant to the exercise of options.

(10) Includes        shares of Common Stock held by a trust for Dr. Klem's
     children, as to which Dr. Klem has shared voting and investment power.
     Includes       shares of Common Stock owned by Dr. Klem's wife, as to
     which he disclaims beneficial ownership.  Also, includes         shares
     of Common Stock which may be acquired within 60 days after November 30, 1996 pursuant to the exercise of options.

(11) These shares may be acquired within 60 days after November 30, 1996 pursuant to the exercise of options.

(12) Includes        shares of Common Stock which may be acquired within 60
     days after                , 1997 pursuant to the exercise of options.
     Includes         shares of Common Stock (including        shares
     currently issuable upon conversion of such Series A Preferred Stock and shares issuable upon the exercise of warrants) held by family trusts for the benefit of family members of directors and officers as to which such directors and officers have voting and investment power and includes shares held by entities affiliated with certain directors as described in the footnotes above.

             COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth compensation for services in all capacities to the Company, for the fiscal years ended December 31, 1993, 1994 and 1995 of those persons who were, respectively, at December 31, 1995 (i) the Company's Chief Executive Officer and (ii) the other 4 most highly compensated executive officers of the Company whose total annual salary and bonus for fiscal year 1995 exceeded $100,000 (the "Named Officers").

                        SUMMARY COMPENSATION TABLE

                                                                                          Long-Term
                                               Annual Compensation                      Compensation
                                 --------------------------------------------------     ------------
                                                                                           Awards
                                                                                           ------
                                                                                          Securities
Name and                                                             Other Annual         Underlying
Principal Position               Year     Salary($)    Bonus($)     Compensation($)       Options(#)
------------------               ----     --------     --------     ---------------       ----------
Thomas H. Adams, Ph.D.           1995     $285,000     $    --                             200,000(1)
Chairman of the                  1994      283,542          --             --                  --
Board and Chief                  1993      248,333          --             --               50,000
Executive Officer

Zofia E. Dziewanowska,           1995      235,000          --         14,759(4)           120,000(1)
Ph.D., M.D., Senior Vice         1994      137,348(2)     10,000       14,362(4)           120,000
President, Global Clinical       1993         --            --             --                  --
Affairs

Guy Van de Winckel               1995      170,000          --             --               60,000(1)
Vice President, European         1994      170,000          --         37,000(4)               --
Operations and President         1993      150,000          --             --                  --
of Genta Pharmaceuticals
Europe, S.A.

Robert E. Klem, Ph.D.            1995      161,458          --          2,850(5)           45,000(1)
Vice President, Chairman         1994      154,292          --          2,580(5)              --
of the Board of JBL              1993      155,334          --          6,811(5)              --

Donald Picker, Ph.D.             1995      210,000          --             --             125,000(1)
Senior Vice President,           1994      209,167          --             --                 --
Research and Development(3)      1993      189,583          --        136,057(4)           25,000

---------------

(1) These options (the "New Options") were granted in exchange for unexercised options granted prior to April 20, 1995 with an exercise price above $2.25 per share (the "Old Options"). The New Options were granted at fair market value at the date of grant and have the same vesting schedule as the Old Options. However, the New Options are not exercisable until after April 20, 1997, regardless of the Old Option's vesting schedule, unless the holder is terminated involuntarily without cause prior to April 20, 1997.

(2) Ms. Dziewanowska joined the Company in May 1994. Dr. Dziewanowska's salary for 1994 reflects a partial year of service.

(3) Dr. Picker resigned from his position as an executive officer on January 31, 1996.

(4) Represents payments for expenses incurred in connection with relocation including applicable tax gross-ups.

(5)  Represents payments for an insurance policy covering Dr. Klem.

COMPENSATION OF DIRECTORS

     Directors of the Company receive no fees for their services as directors or committee members. Non-employee directors are reimbursed by the Company for their out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. In addition, non-employee directors are eligible to receive automatic grants of nonstatutory stock options pursuant to the 1991 Stock Plan of Genta Incorporated. See "Approval of the Amended and Restated 1991 Stock Plan of Genta Incorporated -- Non-Employee Directors."

     During 1995, Dr. Ts'o, an outside director, received $26,833 under a consulting agreement between Dr. Ts'o and the Company. The agreement may be terminated by either party upon giving written notice to that effect.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the Company's fiscal year ended December 31, 1995, Thomas H. Adams, James C. Blair and David F. Hale were the members of the Company's Compensation Committee. Mr. Blair resigned from the Board of Directors on October 8, 1996. Mr. Hale resigned from the Board of Directors on January 28, 1997. Dr. Adams is Chairman of the Board of Directors and Chief Executive Officer of the Company. None of the executive officers of the Company had any "interlock" relationship to report during the Company's fiscal year ended December 31, 1995.

     RELATIONSHIP WITH JAGOTEC. In December 1992, the Company and Jagotec formed Genta Jago, a 50/50 joint venture to develop and commercialize products in six major therapeutic areas. Under the arrangement, Jagotec granted Genta Jago an exclusive license to its GEOMATRIX-REGISTERED TRADEMARK- oral controlled-release technology for the development and commercialization of approximately 25 specified products. In May 1995, the parties entered into an agreement to expand Genta Jago by adding the rights to develop and commercialize an additional 35 products. With these additional products, Genta Jago now maintains the rights to develop controlled-release formulations of approximately 60 products using Jagotec's GEOMATRIX technology. Under the agreement, Genta Jago also acquired certain manufacturing rights with respect to such products. In connection with the expansion of Genta Jago, the parties elected to focus Genta Jago's activities exclusively on GEOMATRIX-based products and, as a result, Genta Jago returned to Genta in May 1995 the right to develop six ANTICODE products licensed from Genta in 1992.

     In connection with the formation of Genta Jago, the Company made an initial capital contribution of $4 million to Genta Jago and issued 1,200,000 unregistered shares of Genta's Common Stock to Jagotec and an affiliate. To obtain the additional product and manufacturing rights during 1995, Genta applied $5 million in option and related fees paid to Jagotec and its affiliates, of which $3.85 million was paid during 1994 (including $1.85 of non-refundable fees charged to expense during 1994) and $1.15 million was paid during the first quarter of 1995. The Company also issued an additional 1,240,000 unregistered shares of Genta's Common Stock to an affiliate of Jagotec in May 1995. The Company recorded a charge for acquired in-process research and development of $4.8 million during 1995 consisting of the fair value of the 1,240,000 shares of Common Stock issued ($1.6 million), $2 million of refundable option fees paid during 1994, and the $1.15 million in fees paid during the first quarter of 1995. Genta Jago is required to pay certain additional fees to Jagotec upon Genta Jago's receipt of revenues from third parties, and pay manufacturing royalties to Jagotec.

     The Company is also required to provide loans to Genta Jago pursuant to a working capital agreement which expires in October 1998. The loans are advanced up to a mutually agreed upon maximum commitment amount, which amount is established by the parties on a periodic basis. In connection with Genta Jago's return of the ANTICODE license rights to Genta in May 1995, the working capital loan payable by Genta Jago to Genta was credited with a principal reduction of approximately

$4.4 million. As of December 31, 1995, the Company had advanced working capital loans of approximately $13.8 million to Genta Jago, net of principal repayments and the aforementioned credit, which amount fully satisfied the loan commitment established by the parties through March 31, 1996. Such loans bear interest and are payable in full in October 1998, or earlier in the event certain revenues are received by Genta Jago from third parties. There can be no assurance, however, that Genta Jago will obtain the necessary financial resources to repay such loans to Genta.

     Under the terms of the joint venture, Genta Jago has contracted with the Company to conduct research and development and provide certain other services. Revenues associated with providing such services, totaling $2.7 million in 1995, $2.9 million in 1994 and $2.3 million in 1993, are recorded by the Company as a reduction of the related research and development and general and administrative expenses. Terms of the arrangement also grant the Company an option to purchase Jagotec's interest in Genta Jago exercisable from December 1998 through 2000.

     Dr. Adams is a managing director of Genta Jago. In addition, Jagotec is a beneficial owner of more than 5% of the Company's outstanding Common Stock.

     [GENTA JAGO-GENSIA COLLABORATIVE AGREEMENT. In January 1993, Genta Jago entered into a collaboration agreement with Gensia for the development and commercialization of certain oral controlled-release pharmaceutical products for treatment of cardiovascular disease. Under the agreement, Gensia provides funding for formulation and preclinical development to be conducted by Genta Jago and is responsible for clinical development, regulatory submissions and marketing. Genta Jago received $1.9 million, $4.9 million and $2.0 million of research and development funding in 1995, 1994 and 1993, respectively, pursuant to the agreement. Terms of the agreement provide Gensia exclusive rights to market and distribute the products in North America, Europe and certain other countries.

     In connection with the Gensia agreement and a collaboration between Boehringer Mannheim Pharmaceuticals Corporation and Gensia to develop and co-promote Genta Jago's potential nifedipine product, Genta Jago received $1.1 million in revenues in November 1994 and may receive additional milestone payments triggered upon regulatory submissions and approvals, as well as royalties or profit sharing ranging from 10 to 21 percent of product sales, if any.

     Dr. Adams is a member of Gensia's Scientific Advisory Board. Mr. Hale, a former outside director, is Chairman of the Board of Directors, President and Chief Executive Officer of Gensia.

PENSION AND LONG-TERM INCENTIVE PLANS

     The Company has no pension or long-term incentive plans.

                              STOCK OPTIONS

     The following tables summarize the option grants to and exercises by the Company's Chief Executive Officer and the Named Officers and the value of these options held by such persons at the end of fiscal 1995. The Company does not grant Stock Appreciation Rights. The Company granted options to purchase a total of 1,679,730 shares to employees in fiscal 1995.

                    OPTION GRANTS IN FISCAL YEAR 1995

                                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                                        AT ASSUMED ANNUAL RATES
                                                                                                        STOCK PRICE APPRECIATION
                                                            INDIVIDUAL GRANTS                              FOR OPTION TERM(2)
                                            ------------------------------------------------------    --------------------------
                                              NUMBER OF         % OF
                                             SECURITIES     TOTAL OPTIONS     EXERCISE
                                             UNDERLYING       GRANTED TO      OR BASE
                                               OPTIONS       EMPLOYEES IN      PRICE    EXPIRATION
NAME                                        GRANTED (#)(1)   FISCAL YEAR       ($/SH)      DATE         5%($)          10%($)
----                                        --------------  -------------     --------  ----------     -------        -------
Thomas H. Adams, Ph.D. . . . . . . . . .       150,000         8.93%            2.25      4/20/05      212,252        537,888
                                                50,000         2.98%            2.25      4/20/05       70,751        179,296

Zofia E. Dziewanowska, Ph.D., M.D. . . .       120,000         7.14%            2.25      4/20/05      169,802        430,310

Guy Van De Winckel . . . . . . . . . . .        60,000         3.57%            2.25      4/20/05       84,901        215,155

Robert E. Klem, Ph.D . . . . . . . . . .        20,000         1.19%            2.25      4/20/05       28,300         71,718
                                                25,000         1.49%            2.25      4/20/05       35,375         89,648

Donald Picker, Ph.D(3) . . . . . . . . .       100,000         5.95%            2.25      4/20/05      141,501        358,592
                                                25,000         1.49%            2.25      4/20/05       35,375         89,648

---------------

(1) All options granted to the Named Officers represent options ("New Options") granted in exchange for unexercised options granted prior to April 20, 1995 with an exercise price above $2.25 per share (the "Old Options"). The New Options were granted at fair market value at the date of grant and have the same vesting schedule as the Old Options. However, the new options granted to executive officers are not exercisable until April 20, 1997, regardless of the Old Options's vesting schedule, unless the holder is terminated involuntarily without cause prior to April 20, 1997.

(2) The 5% and 10% assumed rates of appreciation are calculated pursuant to the regulations promulgated by the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(3) Dr. Picker resigned from his position as an executive officer on January 31, 1996.

                 OPTION EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR END OPTION VALUES


                                                                                NUMBER OF
                                                                                SECURITIES                    VALUE OF
                                                                                UNDERLYING                   UNEXERCISED
                                                                               UNEXERCISED                  IN-THE-MONEY
                                                                                OPTIONS AT                   OPTIONS AT
                                                                             FISCAL YEAR END(#)         FISCAL YEAR END($)(1)
                                                                             ------------------         ------------------
                                      SHARES ACQUIRED     VALUE
NAME                                   ON EXERCISE (#)  REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                  ----------------  ------------   -----------   -------------   -----------   -------------
Thomas H. Adams, Ph.D.                         --           --                          200,000           --             --

Zofia E. Dziewanowska, Ph.D., M.D.             --           --                          120,000           --             --

Guy Van de Winckel                             --           --                           60,000           --             --

Robert E. Klem, Ph.D.                          --           --                           45,000           --             --

Donald Picker, Ph.D.                           --           --                          125,000           --             --

---------------------

(1) Calculated on the basis of the fair market value of the underlying securities as of December 29, 1995 ($2.25 per share), minus the exercise price.

REPORT ON REPRICING OF OPTIONS

     In April 1995, the Stock Plan Committee of the Board of Directors approved a program authorizing the exchange of certain outstanding stock options held by all existing employees, including executive officers, and certain consultants of the Company on the terms described below. The primary purpose of the Company's Stock Plan is to attract and retain the services of the Company's employees and to provide incentives to these individuals to exert exceptional efforts toward the Company's success. The Stock Plan Committee believed that by providing all full-time employees, including executive officers whom have responsibility for the management and growth of the Company, with an opportunity to obtain an equity interest in the Company, the best interests of stockholders and the Company's executive management would be closely aligned. The Committee concluded that the decline in the market value of the Company's common stock had diminished the value of the Company's Stock Plan to serve the aforementioned purposes and to serve as an element of the Company's compensation arrangement. Accordingly, the Committee approved the exchange program described below:

     All employees of the Company, including executive officers, and certain consultants were provided the opportunity to exchange their unexercised options ("Old Options") on a one-for-one basis for new options ("New Options") priced at the market value ($2.25 per share) on April 20, 1995.
The New Options have the same vesting schedule as the Old Options. However, the New Options held by executive officers of the Company are not exercisable until April 20, 1997 and require the optionee to be employed by the Company through such date. The New Options held by employees (excluding executive officers) and certain other holders are not exercisable until April 20, 1996 and require the optionee to be employed by, or under contract to, the Company through such date.

STOCK PLAN AND COMPENSATION COMMITTEE

     COMPENSATION COMMITTEE                        STOCK PLAN COMMITTEE

           Thomas H. Adams

                       TEN-YEAR OPTION REPRICINGS

     The following table sets forth certain information concerning repricing during the last ten years of options to purchase the Company's Common Stock held by executive officers of the Company.


                                                                                                                       LENGTH OF
                                                                                                                        ORIGINAL
                                                              NUMBER OF      MARKET                                   OPTION TERM
                                                             SECURITIES      PRICE        EXERCISE                   REMAINING
                                                             UNDERLYING     OF STOCK      PRICE AT         NEW       AT DATE OF
      NAME AND                                                  OPTION      AT TIME OF     TIME OF        EXERCISE    REPRICING
      POSITION                                     DATE       REPRICED(#)   REPRICING($)  REPRICING($)     PRICE($)    (MONTHS)
      --------                                     ----       -----------   ------------  ------------     --------    --------
Thomas H. Adams. . . . . . . . . . . . . . . April 20, 1995    150,000        $2.25          $9.00         $2.25          92
     Chairman of the Board and               April 20, 1995     50,000         2.25           7.25          2.25         104
     Chief Executive Officer

Lyle J. Arnold(1). . . . . . . . . . . . . . April 20, 1995     20,000         2.25         10.00           2.25          80
     Vice President, Research                April 20, 1995     50,000         2.25          7.25           2.25         104
     and Development

William E. Bliss(1). . . . . . . . . . . . . April 20, 1995     50,000         2.25          9.00           2.25          92
     President and Chief                     April 20, 1995     40,000         2.25          7.25           2.25         104
     Operating Officer

Lauren R. Brown. . . . . . . . . . . . . . . April 20, 1995     20,000         2.25         10.00           2.25          80
     Vice President and
     President of JBL

Zofia E. Dziewanowska. . . . . . . . . . . . April 20, 1995    120,000         2.25          8.50           2.25         109
     Sr. Vice President, Global
     Clinical Affairs

Robert E. Klem . . . . . . . . . . . . . . . April 20, 1995     20,000         2.25         10.00           2.25          80
     Vice President and                      April 20, 1995     25,000         2.25          7.25           2.25         104
     Chairman of the Board of
     JBL

Kameron W. Maxwell(1). . . . . . . . . . . . April 20, 1995     20,000         2.25         10.00           2.25          80
     Sr. Vice President,                     April 20, 1995     20,000         2.25          9.00           2.25          92
     Pharmaceutical Operations               April 20, 1995     10,000         2.25          8.00           2.25         101
                                             April 20, 1995     15,000         2.25          7.25           2.25         104

Donald Picker(1) . . . . . . . . . . . . . . April 20, 1995    100,000         2.25          4.00           2.25          78
     Sr. Vice President,                     April 20, 1995     25,000         2.25          7.25           2.25         104
     Research & Development

Howard Sampson(1). . . . . . . . . . . . . . April 20, 1995     25,000         2.25          7.25           2.25         104
     Vice President and Chief
     Financial Officer

Lionel N. Simon(1) . . . . . . . . . . . . . April 20, 1995     20,000         2.25         10.00           2.25          80
     Vice President,                         April 20, 1995     20,000         2.25          7.25           2.25         104
     Licensing & Technology
     Acquisitions

Guy Van de Winckel . . . . . . . . . . . . . April 20, 1995     60,000         2.25          8.25           2.25          92
     Vice President, European
     Operations

Robert Wang. . . . . . . . . . . . . . . . . April 20, 1995     20,000         2.25        10.00            2.25          80
     Vice President,                         April 20, 1995     20,000         2.25         7.25            2.25         104
     Pharmaceutical Operations

------------------------
(1) Mr. Arnold, Mr. Bliss, Mr. Sampson and Drs. Maxwell, Simon and Picker are no longer employed by the Company.

             COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

OVERVIEW

  The primary functions of the Compensation Committee of the Board of Directors (the "Committee") are to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of the Company. As part of these functions, the Committee determines, on an annual basis, the compensation to be paid to the Company's Chief Executive Officer as well as other executive officers of the Company. The Committee has established a number of objectives which serve as guidelines in making its compensation decisions including:

    - Providing a total compensation package which is competitive and, therefore, enables the Company to attract and retain, on a long-term basis, high-caliber executive personnel;

    - Integrating compensation programs with the Company's short-term and long-term strategic plan and business objectives; and

    - Encouraging achievement of business objectives and enhancement of stockholder value by providing executive management long-term incentive through equity ownership.

  In making its compensation determinations, the Committee has relied, in part, on independent surveys and analyses of management compensation of companies in the biotechnology and pharmaceutical industries (including companies in the Nasdaq Pharmaceutical Stock Index used in the Company's Stock Price Performance Graph set forth in the Proxy Statement) and recommendations of management. The Committee believes it has established executive compensation levels which are competitive with companies in the biotechnology and pharmaceutical industries when taking into account relative company size, stage of development, individual responsibilities and experience, individual and overall corporate performance and geographic location.

COMPONENTS OF EXECUTIVE COMPENSATION

  The Company's potential therapeutic products are in various stages of research and development, and no revenues have as yet been generated from therapeutic product sales. As a result, the use of traditional performance standards, such as corporate profitability, are not believed to be appropriate in the evaluation of the performance of the Company or its individual executives. The compensation of the Company's executive officers is based, in substantial part, on the achievement of individual and overall corporate objectives. Such objectives are established at the beginning of each calendar year and modified as necessary to reflect changes in market conditions, and other factors. Individual and overall corporate performance is measured by reviewing whether these corporate objectives have been achieved.

  The Company's compensation package for executive officers generally consists of annual cash compensation and long-term compensation in the form of stock options. In light of the Company's stage of development, considerable emphasis is placed on equity-based compensation in an effort to preserve cash to finance the Company's research and development efforts.

ANNUAL CASH COMPENSATION

  Compensation levels for the Company's executive officers are determined, in part, through comparisons with companies of a similar size, stage of development and level of complexity in the biotechnology and pharmaceutical industries, and other companies with which the Company competes for personnel. In addition, the compensation level for each executive officer reflects an evaluation of the responsibilities required for each respective position, individual experience levels, and individual performance and contributions toward achievement of the Company's business objectives. The compensation levels for the Company's executive officers, including the Chief Executive Officer, are designed to be competitive within a range that the Committee determines to be reasonable in light of the aforementioned factors.
 The Committee generally sets its compensation levels at the midrange of the comparable companies in order to remain competitive and attract key personnel. The Committee reviews the salary levels of each executive officer on an annual basis and makes adjustments as deemed necessary.

STOCK OPTIONS

  The Company's 1991 Stock Plan is administered by the Company's Stock Plan Committee, a committee composed of two outside directors of the Company. The Stock Plan Committee believes that by providing all full-time employees, including executive officers who have responsibility for the management and growth of the Company, with an opportunity to obtain an equity interest in the Company, the best interests of stockholders and executives will be closely aligned. Accordingly, all full-time employees, including executive officers, are eligible to receive stock option grants from time to time, giving them the right to purchase shares of the Company's Common Stock at a specified price. As with annual cash compensation, the number of stock options granted to officers is largely based on competitive practices. Prior grants are taken into consideration when determining stock grants.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  In December 1994, the Compensation Committee held a meeting in which, among other things, the Committee established the 1995 compensation for the Company's Chief Executive Officer, Dr. Thomas H. Adams, following the procedures outlined above. During the course of the meeting, the Committee reviewed the leadership of Dr. Adams as it related to the Company's achievement of specific objectives during 1994 and reviewed the Company's financial position. The Committee noted the Company's completion of several important objectives during 1994 including, most notably, the advancement of several of Genta Jago's Geomatrix-based products through formulations development and pilot human pharmacokinetic studies and the completion of preclinical animal studies in the Genta's ANTICODE cancer program, helping to position Genta for the initiation of a human clinical trial in non-Hodgkin's lymphoma patients in 1995. Despite these important corporate accomplishments, the Committee acknowledged the Company's weakened financial condition during 1994 resulting from volatility and constraints in the capital markets, the absence of corporate partner revenues and other factors.
 After consideration of the Company's financial condition and the importance of retaining the Company's cash funds to finance its development programs, the Committee elected to freeze the salary level for Dr. Adams and all other executive officers of the Company for 1995 at the levels established in December 1993. Dr. Adams did not participate in setting his own compensation.

  This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

        COMPENSATION COMMITTEE                        STOCK PLAN COMMITTEE

                  Thomas H. Adams

                     STOCK PRICE PERFORMANCE GRAPH

  The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the CRSP Total Return Index for The Nasdaq National Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index")(1). Although such a graph would normally be for a five-year period, the Company's Common Stock has been publicly traded only since December 17, 1991 and, as a result, the following graph commences as of such date. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                           December 17,   December 31,   December 31,   December 31,   December 31,   December 31,
                              1991           1991           1992           1993           1994           1995
                           -----------    ------------   ------------   ------------   ------------   ------------
Genta Incorporated . . . .   $100.00        $97.5          $90.00         $73.75         $51.25         $22.50
Nasdaq Composite . . . . .    100.00        108.67         126.47         145.18         141.91         200.73
Nasdaq Pharmaceutical. . .    100.00        112.20          93.37          83.22          62.63         114.80

     Assumes a $100 investment on December 17, 1991 in each of the Company's Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.

-------------------

1     The Nasdaq Pharmaceutical Index includes all companies on Nasdaq within
SIC code 283. A copy of the list of companies which comprise the Nasdaq Pharmaceutical Index may be obtained upon request by contacting Genta Incorporated, Investor Relations, 3550 General Atomics Court, San Diego, California (619) 455-2700.

                           CERTAIN TRANSACTIONS

     In July 1991, a trust as to which Mr. Hale has shared voting and investment power acquired 25,000 shares of convertible preferred stock of the Company (which converted into 12,500 shares of the Company's common stock upon the closing of the Company's initial public offering in December 1991) at a purchase price of $50,000, including a promissory note of $49,975, secured by the shares of stock. The note, which bears interest at the rate of 8% per annum (compounded annually), had an outstanding balance including accrued interest of approximately $76,380 at December 31, 1996, and, as amended, was forgiven by the Board on December 30, 1996.

     In February 1991, in connection with the acquisition of JBL, the Company entered into employment agreements with each of Drs. Brown and Klem, for an initial salary of $110,000 each to be reviewed annually. The employment agreements were for a period of five years ending in February 1996. Dr. Brown is currently Vice President of the Company and President of JBL and his current annual salary is $131,000. Dr. Klem is Vice President of the Company and Chairman of the Board of JBL and his current annual salary is $155,000. At the time of the acquisition, each of Drs. Brown and Klem received 92,872 shares of Common Stock subject to certain vesting provisions.

     In addition, the Company issued a $600,000 five-year note payable to four principals of JBL. Two such principals, Drs. Brown and Klem, each held a 30.83% interest in the note. The note provided for interest at 10% per annum, and was secured by substantially all of the assets and stock of JBL. The note had an outstanding principal balance of approximately $124,000 at January 1, 1995 and was paid in full during 1995. In addition, the Company assumed certain leases between JBL and Granada Associates and Sueldo Associates, both of which are affiliates of Drs. Brown and Klem. The current aggregate monthly payment under such leases is approximately $29,000. In addition, Drs. Klem and Brown and others granted the Company an option to purchase land adjacent to JBL's premises.

     In December 1991, the Company made a $400,000 loan to Dr. Picker to facilitate his relocation to San Diego. The loan provided for interest at the rate of 7.22% per annum and was secured by a deed of trust on Dr. Picker's residence. Terms of the loan, as amended, provided for a $300,000 principal payment received by the Company in March 1996. The remaining principal balance plus accrued interest, aggregating approximately $247,000, is payable to the Company on December 31, 1999, or earlier in certain instances, through the net proceeds, if any, resulting from the exercise of the stock options in Genta held by Dr. Picker.

     In March 1995, the Company obtained an aggregate of $3 million in financing from venture capital firms affiliated with Dr. Blair and Mr. Colella, former directors of the Company, in exchange for short-term promissory notes. The promissory notes provided for interest at the rate of 10% per annum. Upon the closing of the Company's private placement of Common Stock in May 1995, holders of the promissory notes agreed to convert the outstanding balances plus accrued interest into an aggregate of approximately 1,778,000 shares of the Company's Common Stock at the same price per share as that obtained by the Company in the private placement.

     In November 1995, the Company entered into promissory note agreements with venture capital firms affiliated with Dr. Blair and Mr. Colella which provided for up to $1 million in interim financing to the Company. As of December 31, 1995, the Company had drawn down $760,000 under the agreements and the remaining $240,000 was funded in February 1996. Outstanding principal balances accrued interest at the rate of 20% per annum and were secured by a lien on a portion of the equity of JBL. In March 1996, holders of the promissory notes agreed to convert the outstanding principal balances plus accrued interest into approximately 1,044 shares of the Company's Series C Preferred Stock on the same terms and conditions as those issued by the Company in the Company's private placement of Series C Preferred Stock completed in March 1996.

     Mr. Bliss entered into a severance agreement with the Company in 1995 which provided for (1) the continued payment of Mr. Bliss' salary at his then current annual rate until December 31, 1995, or under certain conditions March 31, 1996; (2) eligibility for coverage under the Company's health insurance plan; and (3) a waiver of certain vesting requirement imposed in connection with the Company's repricing of options. In 1995, Mr. Bliss received an aggregate of $121,458 under his severance agreement.

     Dr. Maxwell entered into a similar severance agreement with the Company in 1995 which provided for (1) the continued payment of Dr. Maxwell's salary at his then current annual rate until December 31, 1995, or under certain conditions

March 31, 1996; (2) eligibility for coverage under the Company's health insurance plan; and (3) a waiver of certain vesting requirement imposed in connection with the Company's repricing of options. In 1995, Dr. Maxwell received an aggregate of $87,083 under his severance agreement.

     In 1996, Mr. Sampson also entered a severance agreement with the Company which provided for (i) continued payment of Mr. Sampson's salary at his then current rate until October 18, 1997; (ii) eligibility for coverage under the Company's health insurance plan; and (iii) waiver of certain vesting requirements imposed in connection with the Company's repricing options. In 1996, Mr. Sampson received an aggregate of $37,522 under his severance agreement.

                          STOCKHOLDER PROPOSALS

     To be considered for presentation at the Stockholders' Meeting to be held in March 1997, a stockholder proposal must be received at the offices of the Company, 3550 General Atomics Court, San Diego, California 92121, a reasonable time before the solicitation of proxies for the Stockholders' Meeting.

                              OTHER MATTERS

     The Board of Directors knows of no other business that will be presented at the Stockholders' Meeting. If any other business is properly brought before the Stockholders' Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

     Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to identify in this proxy statement those persons who failed to timely file these reports. All of the filing requirements were satisfied.
In making this disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that have been filed with the Commission.

     Whether you intend to be present at the Stockholders' Meeting or not, we urge you to return your signed proxy promptly.

                                   By order of the Board of Directors,


                                   Thomas H. Adams
                                   Chairman of the Board and
                                   Chief Executive Officer

Dated:  February __, 1997

                                                                 EXHIBIT A
                    CERTIFICATE OF AMENDMENT
                               OF
              RESTATED CERTIFICATE OF INCORPORATION
                               OF
                       GENTA INCORPORATED

     GENTA INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST:  That at a meeting of the Board of Directors of Genta
Incorporated, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the corporation, and declaring that such amendment is advisable and that such amendment should be submitted to the stockholders of the corporation for approval. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the first paragraph of Section A of Article IV of the Restated Certificate of Incorporation, as amended, of this corporation be amended to substantially read as follows:

          "A. CLASSES OF STOCK. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is _______________, of which __________________ shares of the par value of
      One Tenth of One Cent ($.001) each shall be Common Stock (the "Common Stock") and Five Million (5,000,000) shares of the par value of One Tenth of One Cent ($.001) each shall be Preferred Stock (the "Preferred Stock"). At the time this amendment becomes effective, each seven shares of the Common Stock, par value of One Tenth of One Cent ($.001) per share, issued and outstanding at such time shall be, and hereby are, reduced and converted into one fully paid and nonassessable share of Common Stock, par value of One Tenth of One Cent ($.001) per share, of the corporation as herein authorized. Each outstanding stock certificate of this corporation which immediately prior to the time this amendment becomes effective represented one or more shares of Common Stock, par value of One Tenth of One Cent ($.001) per share, shall thereafter represent the number of whole shares of Common Stock, par value of One Tenth of One Cent ($.001) per share, determined by dividing the number of shares represented by such certificate immediately prior to the time this amendment becomes effective by seven and rounding such number up to the nearest whole integer. The amount of capital represented by the new shares in the aggregate at the time this Certificate of Amendment becomes effective shall be adjusted by the transfer of One Tenth of One Cent ($.001) from the capital account of the Common Stock to the additional paid in capital account for each new share issued (except for new shares issued as the result of rounding up fractional shares in which case no capital adjustment shall be made), such transfer to be made at such time. The corporation shall not be required to issue or deliver any fractional shares of Common Stock. There shall be designated as capital in respect of such new shares an amount equal to the aggregate par value of such shares. Upon surrender by a holder of Common Stock of a certificate or certificates for Common Stock, par value of One Tenth of One Cent ($.001), duly endorsed, at the office of the corporation, the corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock, par value of One Tenth of One Cent ($.001) per share, to which such holder shall be entitled as aforesaid."

     SECOND: Thereafter, pursuant to resolutions of the corporation's Board of Directors, the amendment was submitted to the stockholders of the corporation for approval at a Meeting of Stockholders, and such meeting was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. The necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Thomas H. Adams, its Chairman of the Board, and by Robert Wang, its Vice President, as of this ____ day of March, 1997.

                                  GENTA INCORPORATED



                                  By
                                     ---------------------------
                                                Thomas H. Adams
                                             Chairman of the Board

 Attest:



------------------------------
              Robert Wang
             Vice President

                       GENTA INCORPORATED
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR STOCKHOLDERS' MEETING ON MARCH __, 1997.

  The undersigned stockholder of Genta Incorporated (the "Company") acknowledges receipt of Notice of the Stockholders' Proxy Statement each dated February __, 1997 and the undersigned revokes all prior proxies and appoints Thomas H. Adams and [_______________________], or each of them, proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Meeting of Stockholders to be held at the Sheraton Grande Hotel, 10950 North Torrey Pines Road, La Jolla, California at 2:00 p.m. on March __, 1997 and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

  1. ELECTION OF DIRECTORS:

/ / FOR the Class III nominee listed below (except as marked to the contrary below)



/ /    WITHHOLD AUTHORITY  to vote for all Class III nominees listed below



  [Robert E. Klem, Ph.D.]

  (Instruction: To withhold authority to vote for the nominee, write the nominee's name in the space provided below.)

  2. APPROVAL FOR A ONE FOR SEVEN REVERSE SPLIT OF THE COMPANY'S
      OUTSTANDING COMMON STOCK.

/ /  FOR                  / /  AGAINST                 / /  ABSTAIN



  3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE CLASS III NOMINEE FOR DIRECTOR AND FOR APPROVAL OF THE REVERSE STOCK SPLIT.

                               GENTA INCORPORATED
                               BOARD OF DIRECTORS PROXY
                               Meeting of Stockholders March __, 1997



                               Dated this ________ day of ________, 1997



                               -------------------------------------------
                               (Signature of Stockholder)



                               -------------------------------------------
                               (Signature of Stockholder)

                               Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.


                                      -2-